Exhibit 99.1

For more information, contact: Sherry Lauderback VP, Investor Relations & Communications (248) 631-5506 sherrylauderback@trimascorp.com

FOR IMMEDIATE RELEASE

TRIMAS CORPORATION REPORTS

RECORD FOURTH QUARTER AND FULL YEAR SALES

BLOOMFIELD HILLS, Michigan, March 13, 2008 – TriMas Corporation (NYSE: TRS) today announced financial results for the fourth quarter and full year ended December 31, 2007. For the year, the Company reported record sales from continuing operations of $1,068.3 million, a 5.4% increase over 2006, and improved earnings performance, excluding the after-tax impact of non-cash goodwill and indefinite-lived intangible asset impairment charges of $159.9 million, one-time costs and expenses related to the use of initial public offering (IPO) proceeds of $13.4 million and other special charges of $8.4 million(1).

In evaluating the quality of the Company’s operating performance, management considers Adjusted EBITDA, among other metrics, as a key indicator of financial operating performance together with a careful review of results reported under GAAP. Appendix II details certain one-time costs and expenses, non-cash impairments and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.(1)

2007 HIGHLIGHTS

•                  TriMas reported record fourth quarter sales of $237.5 million and record full year sales of $1,068.3 million.

•                  The Company reported a GAAP operating loss of $91.8 million for 2007, as compared to an operating loss of $16.3 million in 2006. Excluding the Special Items detailed in Appendix II, 2007 operating profit would have improved 5.7% to $106.5 million, as compared to $100.8 million in 2006.

•                  Adjusted EBITDA from continuing operations for 2007 was $120.1 million. Excluding the impact of the Special Items, 2007 Adjusted EBITDA from continuing operations would have increased 6.6% to $143.8 million, as compared to $134.9 million in 2006. If the $6.4 million(2) of Adjusted EBITDA of businesses discontinued during the fourth quarter of 2007 was to be considered for comparability purposes, Adjusted EBITDA for 2007 would have been $150.2 million, which is within the previously disclosed 2007 guidance range of $148 million to $156 million.

(1) See Appendix I for reconciliation of Non-GAAP financial measure Adjusted EBITDA to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix II for additional information regarding Special Items impacting reported GAAP financial measures.

(2) Excluding $2.3 million from gain on sale.

•                  The Company’s reported loss from continuing operations of $159.3 million in 2007, or $5.59 per share, compared to a loss from continuing operations of $109.8 million, or $5.43 per share in 2006. Excluding the impact of Special Items, 2007 income from continuing operations would have improved 100.5% to $22.4 million, or $0.79 per share on a fully-diluted basis, as compared to $11.2 million, or $0.55 per share on a fully-diluted basis in 2006.

•                  Net cash provided by operating activities, net of acquisition impact, for 2007 was $65.0 million, compared to $15.9 million in 2006. As of December 31, 2007, the Company had cash and aggregate availability under its revolving credit and receivables securitization facility of $123.6 million.

“2007 was a year of significant accomplishment for TriMas. Our stock was listed on the New York Stock Exchange, we had solid execution of our strategic growth initiatives and we significantly reduced indebtedness,” said Grant Beard, TriMas President and Chief Executive Officer. “We delivered record sales of $1.068 billion and year-over-year sales growth in all five of our operating segments. In addition, after considering the Special Items incurred in 2007, we improved our operating performance and continued to generate strong cash flow.”

“While our operational performance remained strong in 2007, we found it necessary under GAAP to recognize non-cash goodwill and intangible asset impairment charges in our RV & Trailer Products and Recreational Accessories segments,” Beard said. “Given current consumer spending patterns, these impairment charges incorporate a more cautious view of the demand in end markets for these segments and consider the impact of declines in our stock price.”

“Despite this accounting impact, we believe we gained market share in both of these segments last year,” Beard continued. “While their end markets have been weak, we were able to increase sales and earnings in both of these businesses. We have implemented initiatives in an effort to offset the current headwinds, and we firmly believe we can build and achieve long-term value realization for our shareholders from this portfolio of businesses.”

Beard also noted, “Our Industrial Specialties segment saw continued growth of 16.7% driven by demand for our aerospace, industrial cylinder and medical products, while our Packaging Systems segment drove continued organic growth from the introduction of additional specialty dispensing products into higher-growth end markets. Although the progress in our Energy segment has been masked by the effects of low natural gas prices throughout 2007, we expect to see more significant improvement in 2008 and future years.”

“While there is uncertainty regarding the economic outlook in the United States, we have a group of niche businesses with a diverse group of end markets, customers, products and geographies. We believe that our strategic initiatives to develop new products and further expand geographically will enable TriMas to grow revenues and earnings in 2008, despite the softness in a few of our end markets. We remain committed to diligently managing our costs to protect our earnings stream, generating cash flow and enhancing our balance sheet,” Beard said.

Impairment Charges

During the fourth quarter of 2007, the Company recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $171.2 million of which $100.8 million and $70.4 million were in our RV & Trailer Products and Recreational Accessories segments, respectively. The

Company tests goodwill and indefinite-lived intangibles for impairment annually as of December 31st, by comparing the estimated fair values of its reporting units, determined using discounted cash flow analyses, to their respective carrying values. In estimating the fair values of the Company’s reporting units, the Company considered other factors such as the overall market capitalization of the Company, the uncertain economic outlook and credit markets, the Company’s leverage, elevated fuel prices, declining consumer confidence and flat or declining end-markets in certain of the Company’s businesses. The resultant estimated fair values for two of the Company’s reporting units, RV & Trailer Products and Recreational Accessories, were below their carrying values, resulting in the impairment. The goodwill and indefinite-lived intangible asset impairment charges will not impact the Company’s borrowing arrangements.

Fourth Quarter Results

Continuing Operations

•                  The Company’s 2007 fourth quarter net sales increased 7.1% (or 5.6% excluding acquisitions) to $237.5 million, from $221.9 million for the quarter ended December 31, 2006. Segment sales increased (decreased) in comparison to the fourth quarter of 2006 as follows:

•	Packaging Systems:	8.3%
•	Energy Products:	1.8%
•	Industrial Specialties:	12.7%
•	RV & Trailer Products:	15.8%
•	Recreational Accessories:	(1.7)%

•                  The Company reported an operating loss of $169.9 million for the fourth quarter of 2007, compared to an operating loss of $99.5 million in the fourth quarter of 2006. Excluding the impact of the Special Items, fourth quarter operating profit would have been $14.2 million, as compared to $17.5 million in 2006. The decline between years is due primarily to an increase in corporate expenses, including costs to comply with Section 404 of Sarbanes Oxley and the timing of compensation expenses, which were partially offset by the elimination of the advisory services monitoring fee.

•                  Adjusted EBITDA for the fourth quarter of 2007 was $15.0 million. Excluding the impact of the Special Items, Adjusted EBITDA would have been $24.5 million in the fourth quarter of 2007, as compared to $25.1 million in the fourth quarter of 2006, due to the items described above.

•                  The Company reported a fourth quarter 2007 loss of $168.4 million, or $5.04 per share, compared to a loss of $117.7 million, or $5.67 per share, in the fourth quarter of 2006.  Excluding the Special Items in the fourth quarters of 2007 and 2006, net income would have improved to an approximate break-even position in the fourth quarter of 2007, as compared to a $2.1 million loss, or $0.10 per share, in the fourth quarter of 2006.

Discontinued Operations

During the fourth quarter of 2007, the Company committed to a plan to sell its rocket launcher business and property management business, both of which were part of the N.I. Industries business within the Industrial Specialties operating segment. The Company sold the rocket launcher business in December 2007.

Business Segment Results – Continuing Operations

Packaging Systems - Sales for the fourth quarter and full year increased 8.3% and 3.7%, respectively, due to continued strong demand for new specialty dispensing and other new products, as well as the favorable effects of currency exchange. Operating profit for the quarter and full year declined due to the recognition of a $3.9 million Canadian pension plan liability settlement expense in the fourth quarter of 2007, originally relating to a 1997 Canadian facility closure.

Energy Products - Sales increased 1.8% for the fourth quarter and 4.1% for the year, compared to the year ago periods, due to the continued strong growth of specialty gasket sales to the refinery and petrochemical industries. The increase in gasket sales was partially offset by a decline in sales of engines and repair parts resulting from the lower levels of natural gas drilling activity in Western Canada. Operating profit for the quarter and year increased due to higher sales volumes and operational improvements in the specialty gasket business, partially offset by lower operating profit in the engine business as a result of lower sales volumes and increased spending on new product development.

Industrial Specialties - Sales for the fourth quarter and full year increased 12.7% and 16.7%, respectively, due to improved demand across the majority of the businesses in the segment, most notably in our aerospace fastener, industrial cylinder and defense businesses. The segment also benefited from the August 2007 acquisition of a medical device manufacturer. Operating profit for the year increased in line with revenue growth, partially offset by increased expenditures to invest in growth initiatives. Additionally, during the fourth quarter of 2007, the Company sold its rocket launcher business and committed to a plan to sell the property management business, both within the Industrial Specialties segment.

RV & Trailer Products - Sales for the fourth quarter and full year increased 15.8% and 4.2%, respectively, due primarily to the increased sales of electrical products and market share gains, partially offset by continued weak demand in certain end markets. The operating loss in both periods of 2007 and 2006 was negatively impacted by the goodwill and indefinite-lived intangible asset impairment charges. Excluding the Special Items, operating profit would have increased due to higher sales volumes and improved margins.

Recreational Accessories - Sales decreased 1.7% for the fourth quarter and increased 1.0% for the year, compared to the year ago periods. The Company continued to experience weak consumer demand for towing products and accessories. The operating loss in both periods of 2007 and 2006 was negatively impacted by the goodwill and indefinite-lived intangible asset impairment charges. In addition, the segment incurred $9.0 million in costs and expenses ($5.6 million in severance and related facility closure costs and $3.4 million in impairment of fixed assets) related to the Huntsville, Ontario, Canada facility closure in the fourth quarter of 2007. Excluding the Special Items, 2007 operating profit would have improved as a result of the achievement of full run-rate savings from sourcing initiatives and productivity improvements implemented throughout 2006.

Financial Position

TriMas ended the year with total debt of $616.0 million and funding under its receivables securitization facility of $41.5 million for a total of $657.5 million. Total debt and receivables securitization decreased by $96.6 million when compared to the year ago period, due primarily to the retirement of $100 million face value of senior subordinated notes with proceeds from the Company’s IPO in the second quarter of 2007. TriMas ended the year with cash of $4.8 million and $118.8 million of aggregate availability under its revolving credit and receivables securitization facilities. Net cash provided by operating activities, net of acquisition impact, for 2007 was $65.0 million, compared to $15.9 million in 2006.

Outlook

Looking ahead, the Company is forecasting a full-year 2008 diluted earnings per share (EPS) range from continuing operations of $0.85 per share to $0.95 per share, compared to the 2007 loss from continuing operations of $5.59 earnings per share. After consideration of the Special Items detailed in Appendix II of this release, the comparable 2007 earnings per share would have been $0.79. The Company is also forecasting a full year 2008 net income from continuing operations of $28.5 million to $31.9 million, compared to the 2007 net loss from continuing operations of $159.3 million, or a net income of $22.4 million, excluding the Special Items detailed in Appendix II.

For the first quarter of 2008, the Company is forecasting:

•                  Diluted EPS range from continuing operations of $0.21 per share to $0.24 per share, compared to $0.37 per share from continuing operations during the first quarter of 2007;

•                  Net income from continuing operations of $6.9 million to $8.1 million, relatively flat in comparison to net income in the first quarter of 2007;  and

•                  Diluted weighted average share count of approximately 33.6 million shares, in comparison to a weighted average share count of approximately 20.8 million shares for the first quarter of 2007.

Management notes that the earnings performance during the first quarter will be negatively impacted by end market demand in the Company’s aftermarket business in the RV & Trailer Products and Recreational Accessories segments. The performance in the first quarter is expected to be consistent with the Company’s economic assumptions and full year guidance, which is expected to show improvement during the year, as the Company continues to launch new products, expand into new geographic areas and increase market share.

The full-year and first quarter outlook also assumes:

•                  North American end markets for RV & Trailer Products and Recreational Accessories will decline another 10% versus 2007;

•                  Industrial end markets will remain at current levels; and

•                  Exchange rates remain at their current levels.

“While the economic outlook for the majority of our businesses remains positive, we continue to watch end market demand within our RV & Trailer Products and Recreational Accessories businesses closely,” said Grant Beard, TriMas President and Chief Executive Officer. “We expect industry unit volume for the products within these businesses to be down another 10% in comparison to 2007. Our focus is to continue to leverage our strong brand positions for increased market share, cross-sell the product portfolio into all channels and expand internationally, while continuing to proactively manage costs and operational efficiency. As in 2007, we believe these initiatives will assist in offsetting the anticipated decline in end market demand.”

“At the same time, we expect growth in both revenue and EBITDA in our other operating segments. In our Packaging Systems segment, we plan to continue to develop specialty product applications for growing end markets in the personal care, pharmaceutical and food and beverage industries, while expanding geographically. Our Energy Products segment should experience continued growth as our gasket business expands internationally, with expected improvement in our engine business as we continue to launch new complementary products. Finally, our Industrial Specialties segment, which experienced over 16% sales growth in 2007, should continue to perform as we see significant demand in the aerospace and medical end markets.”

“In spite of softness in some segments, we have a disciplined management team that is focused on reducing debt and strengthening the bottom line, and our strong cash flow allows us to continue to invest in long-term growth initiatives. We remain committed to growth, cash flow generation, the reduction of debt, improving returns on invested capital and generating significant returns for our shareholders.”

This outlook does not include the impact of any future unidentified restructuring charges and divestitures or acquisitions of operating assets that may occur from time to time due to management decisions and changing business circumstances. The outlook above also does not include the impact of any potential future non-cash impairment charges of goodwill, intangibles and fixed assets. This outlook also excludes benefit costs related to contractual obligations to Metaldyne or discontinued operations. The Company is currently unable to forecast the likelihood of occurrence, timing and/or magnitude of any such amounts or events. See also “Cautionary Notice Regarding Forward-Looking Statements” below.

Conference Call

TriMas Corporation will host its fourth quarter and full year 2007 earnings conference call Thursday, March 13, 2008 at 10:00 a.m. EDT. Grant Beard, President and Chief Executive Officer, and E.R. “Skip” Autry, Chief Financial Officer, will discuss the Company’s recent financial performance, 2008 outlook and respond to questions from the investment community. The presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

To participate by phone, please dial: (866) 814-1915. Participants should request to be connected to the TriMas Corporation fourth quarter conference call (reservation number 1214550). The conference call will be webcast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (reservation number 1214550) beginning March 13th at 1:00 p.m. EDT through March 20th at 11:59 p.m. EDT.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation is a diversified growth company of specialty niche businesses manufacturing a variety of highly engineered products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic operating segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has approximately 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

Cautionary Notice Regarding Forward-Looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions.  Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views.  However, there can be no assurance that management’s expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

TriMas Corporation
Consolidated Balance Sheet
(dollars in thousands)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$4,800	$3,600
Receivables, net	89,370	98,800
Inventories, net	190,590	164,660
Deferred income taxes	18,860	24,310
Prepaid expenses and other current assets	7,010	7,320
Assets of discontinued operations held for sale	3,330	15,440
Total current assets	313,960	314,130
Property and equipment, net	195,120	162,670
Goodwill	377,340	529,730
Other intangibles, net	214,290	240,120
Other assets	27,280	39,410
Total assets	$1,127,990	$1,286,060

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$8,390	$9,700
Accounts payable	121,860	100,570
Accrued liabilities	71,830	70,450
Liabilities of discontinued operations	1,450	24,940
Total current liabilities	203,530	205,660
Long-term debt	607,600	724,790
Deferred income taxes	73,280	89,940
Other long-term liabilities	35,090	32,890
Total liabilities	919,500	1,053,280
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 33,409,500 and 20,759,500 shares at December 31, 2007 and 2006, respectively	330	210
Paid-in capital	525,960	399,070
Accumulated deficit	(373,970)	(215,220)
Accumulated other comprehensive income	56,170	48,720
Total shareholders’ equity	208,490	232,780
Total liabilities and shareholders’ equity	$1,127,990	$1,286,060

TriMas Corporation
Statement of Operations

 (dollars in thousands, except per share amounts)

	Quarter ended December 31, (unaudited)		Year ended December 31,
	2007	2006	2007	2006

Net sales	$237,510	$221,850	$1,068,270	$1,013,910
Cost of sales	(176,190)	(164,480)	(779,380)	(743,550)

Gross profit	61,320	57,370	288,890	270,360

Selling, general and administrative expenses	(52,400)	(39,510)	(185,910)	(169,050)
Advisory services agreement termination fee	—	—	(10,000)	—
Costs for early termination of operating leases	—	—	(4,230)	—
Settlement of Canadian benefit plan liability	(3,870)	—	(3,870)	—
Loss on dispositions of property and equipment	(390)	(370)	(2,070)	(550)
Impairment of assets	(3,370)	(510)	(3,370)	(510)
Impairment of goodwill and indefinite-lived intangible assets	(171,210)	(116,500)	(171,210)	(116,500)

Operating loss	(169,920)	(99,520)	(91,770)	(16,250)
Other expense, net:
Interest expense	(15,390)	(19,740)	(68,310)	(79,060)
Debt extinguishment costs	—	—	(7,440)	(8,610)
Other, net	(430)	(1,040)	(3,880)	(4,150)

Other expense, net	(15,820)	(20,780)	(79,630)	(91,820)

Loss from continuing operations before income tax benefit (expense)	(185,740)	(120,300)	(171,400)	(108,070)
Income tax benefit (expense)	17,310	2,580	12,080	(1,700)

Loss from continuing operations	(168,430)	(117,720)	(159,320)	(109,770)
Income (loss) from discontinued operations, net of income taxes	(440)	(4,170)	890	(19,140)
Net loss	$(168,870)	$(121,890)	$(158,430)	$(128,910)

Earnings (loss) per share - basic:
Continuing operations	$(5.04)	$(5.67)	$(5.59)	$(5.43)
Discontinued operations, net of income taxes	(0.01)	(0.20)	0.03	(0.94)

Net loss per share	$(5.05)	$(5.87)	$(5.56)	$(6.37)

Weighted average common shares - basic	33,409,500	20,759,500	28,498,678	20,229,716

Earnings (loss) per share - diluted:
Continuing operations	$(5.04)	$(5.67)	$(5.59)	$(5.43)
Discontinued operations, net of income taxes	(0.01)	(0.20)	0.03	(0.94)

Net loss per share	$(5.05)	$(5.87)	$(5.56)	$(6.37)

Weighted average common shares - diluted	33,409,500	20,759,500	28,498,678	20,229,716

TriMas Corporation
Statement of Cash Flows

(dollars in thousands)

	Year ended December 31,
	2007	2006
Cash Flows from Operating Activities:
Net loss	$(158,430)	$(128,910)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill and indefinite-lived intangible assets	171,210	116,500
Impairment of assets	3,370	15,760
(Gain) loss on dispositions of property and equipment	(630)	3,530
Depreciation	25,870	22,250
Amortization of intangible assets	15,480	16,490
Amortization of debt issue costs	2,700	4,330
Deferred income taxes	(9,480)	(11,280)
Non-cash debt extinguishment costs	2,500	7,920
Non-cash compensation expense	550	1,350
Net proceeds from (reductions in) sale of receivables and receivables securitization	25,980	(14,120)
(Increase) decrease in receivables	(15,670)	9,760
Increase in inventories	(25,080)	(11,310)
(Increase) decrease in prepaid expenses and other assets	12,540	(1,390)
Increase (decrease) in accounts payable and accrued liabilities	13,690	(15,260)
Other, net	370	260
Net cash provided by operating activities, net of acquisition impact	64,970	15,880

Cash Flows from Investing Activities:
Capital expenditures	(34,730)	(22,480)
Acquisition of leased assets	(29,960)	(7,360)
Acquisition of businesses, net of cash acquired	(13,540)	—
Net proceeds from disposition of businesses and other assets	9,320	7,680
Net cash used for investing activities	(68,910)	(22,160)

Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company’s initial public offering, net of issuance costs	126,460	—
Repayments of borrowings on senior credit facilities	(4,940)	(257,410)
Proceeds from borrowings on term loan facilities	—	260,000
Proceeds from borrowings on revolving credit facilities	508,540	688,870
Repayments of borrowings on revolving credit facilities	(524,920)	(683,150)
Debt issuance costs	—	(2,160)
Retirement of senior subordinated notes	(100,000)	—
Net cash provided by financing activities	5,140	6,150

Cash and Cash Equivalents:
Increase (decrease) for the year	1,200	(130)
At beginning of year	3,600	3,730
At end of year	$4,800	$3,600

Supplemental disclosure of cash flow information:
Cash paid for interest	$63,690	$69,880
Cash paid for taxes	$8,660	$14,050

TriMas Corporation

Company and Business Segment Financial Information

Continuing Operations

	Quarter ended December 31, (unaudited)		Year ended December 31,
(dollars in thousands)	2007	2006	2007	2006
Packaging Systems
Net sales	$49,600	$45,780	$211,820	$204,230
Operating profit	$1,830	$5,810	$29,760	$33,770
Operating profit as a% of sales	3.7%	12.7%	14.0%	16.5%
Special Item to consider in evaluating operating profit:
- Settlement of Canadian benefit plan liability	$(3,870)	$—	$(3,870)	$—

Energy Products
Net sales	$40,540	$39,820	$163,470	$156,990
Operating profit	$5,930	$5,510	$22,860	$22,790
Operating profit as a% of sales	14.6%	13.8%	14.0%	14.5%
Industrial Specialties
Net sales	$50,160	$44,500	$204,630	$175,410
Operating profit	$9,400	$10,120	$41,770	$36,200
Operating profit as a% of sales	18.7%	22.7%	20.4%	20.6%
RV & Trailer Products
Net sales	$46,370	$40,040	$198,790	$190,700
Operating loss	$(97,970)	$(97,220)	$(81,230)	$(79,650)
Operating loss as a% of sales	NM	NM	NM	NM

Special Items to consider in evaluating operating loss:
- Non-cash goodwill and indefinite-lived intangible asset impairment charge	$(100,780)	$(97,500)	$(100,780)	$(97,500)
- Impairment of fixed assets	$—	$(510)	$—	$(510)

Recreational Accessories
Net sales	$50,840	$51,710	$289,560	$286,580
Operating loss	$(81,620)	$(19,180)	$(64,200)	$(4,910)
Operating loss as a% of sales	NM	NM	NM	NM

Special Items to consider in evaluating operating loss:
- Non-cash goodwill and indefinite-lived intangible asset impairment charge	$(70,430)	$(19,000)	$(70,430)	$(19,000)
- Huntsville facility closure costs	$(5,620)	$—	$(5,620)	$—
- Impairment of fixed assets	$(3,370)	$—	$(3,370)	$—

Corporate Expenses and Management Fees	$(7,490)	$(4,560)	$(40,730)	$(24,450)
Special Items to consider in evaluating operating expenses:
- Advisory Services Agreement termination fee	$—	$—	$(10,000)	$—
- Costs for early termination of operating leases	$—	$—	$(4,230)	$—

Total Company
Net sales	$237,510	$221,850	$1,068,270	$1,013,910
Operating loss	$(169,920)	$(99,520)	$(91,770)	$(16,250)

Operating loss as a% of sales	NM	NM	NM	NM

Total Special Items to consider in evaluating operating loss:	$(184,070)	$(117,010)	$(198,300)	$(117,010)

Other Data:
- Depreciation and amortization	$10,920	$8,590	$41,150	$38,330
- Interest expense	$(15,390)	$(19,740)	$(68,310)	$(79,060)
- Debt extinguishment costs	$—	$—	$(7,440)	$(8,610)
- Other expense, net	$(430)	$(1,040)	$(3,880)	$(4,150)
- Income tax (expense) benefit	$17,310	$2,580	$12,080	$(1,700)

Appendix I

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA (1)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(unaudited)
	(dollars in thousands)
Net loss	$(168,870)	$(121,890)	$(158,430)	$(128,910)
Income tax benefit	(17,370)	(810)	(10,410)	(6,520)
Interest expense	15,390	19,740	68,310	79,060
Debt extinguishment costs	—	—	7,440	8,610
Change in asset retirement obligation of discontinued operations	—	(550)	—	(550)
Impairment of fixed assets	3,370	(90)	3,370	15,760
Impairment of goodwill and indefinite-lived intangible assets	171,210	116,500	171,210	116,500
Depreciation and amortization	10,970	8,910	41,350	38,740
Adjusted EBITDA, total company	$14,700	$21,810	$122,840	$122,690

Adjusted EBITDA, discontinued operations(2)	(310)	(3,300)	2,760	(12,230)

Adjusted EBITDA, continuing operations	$15,010	$25,110	$120,080	$134,920

(1)The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2) Includes businesses discontinued in the fourth quarter of 2007, in addition to operations discontinued in prior periods.

Appendix II

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

	Year ended December 31, 2007		Year ended December 31, 2006
(dollars in thousands, except per share amounts)	Income (Loss)	EPS	Income (Loss)	EPS

Loss and Diluted EPS from continuing operations, as reported	$(159,320)	$(5.59)	$(109,770)	$(5.43)

After-tax impact of Special Items to consider in evaluating loss and diluted EPS from continuing operations:
Goodwill and indefinite-lived intangible asset impairment charges	$(159,930)	$(5.61)	$(115,300)	$(5.70)
Impairment of fixed assets	(2,220)	(0.08)	(320)	(0.02)
Advisory services agreement termination fee	(6,190)	(0.22)	—	—
Costs for early termination of operating leases	(2,620)	(0.09)	—	—
Debt extinguishment costs	(4,610)	(0.16)	(5,330)	(0.26)
Huntsville facility closure costs	(3,700)	(0.13)	—	—
Settlement of Canadian benefit plan liability	(2,470)	(0.09)	—	—

Total Special Items	$(181,740)	$(6.38)	$(120,950)	$(5.98)

Weighted-average diluted shares outstanding at December 31, 2007 and 2006		28,498,678		20,229,716

	Quarter ended December 31, 2007		Quarter ended December 31, 2006
	(unaudited)		(unaudited)
(dollars in thousands, except per share amounts)	Income (Loss)	EPS	Income (Loss)	EPS

Loss and Diluted EPS from continuing operations, as reported	$(168,430)	$(5.04)	$(117,720)	$(5.67)

After-tax impact of Special Items to consider in evaluating loss and diluted EPS from continuing operations:
Goodwill and indefinite-lived intangible asset impairment charges	$(159,930)	$(4.79)	$(115,300)	$(5.55)
Impairment of fixed assets	(2,220)	(0.07)	(320)	(0.02)
Huntsville facility closure costs	(3,700)	(0.11)	—	—
Settlement of Canadian benefit plan liability	(2,470)	(0.07)	—	—

Total Special Items	$(168,320)	$(5.04)	$(115,620)	$(5.57)

Weighted-average diluted shares outstanding at December 31, 2007 and 2006		33,409,500		20,759,500

	Quarter ended December 31,		Year ended December 31,
(dollars in thousands)	2007(1)	2006(1)	2007	2006

Operating loss, as reported	$(169,920)	$(99,520)	$(91,770)	$(16,250)

Special Items to consider in evaluating quality of earnings:
Goodwill and indefinite-lived intangible asset impairment charges	$(171,210)	$(116,500)	$(171,210)	$(116,500)
Impairment of fixed assets	(3,370)	(510)	(3,370)	(510)
Advisory services agreement termination fee	—	—	(10,000)	—
Costs for early termination of operating leases	—	—	(4,230)	—
Huntsville facility closure costs	(5,620)	—	(5,620)	—
Settlement of Canadian benefit plan liability	(3,870)	—	(3,870)	—

Total Special Items	$(184,070)	$(117,010)	$(198,300)	$(117,010)

	Quarter ended December 31,		Year ended December 31,
(dollars in thousands)	2007(1)	2006(1)	2007	2006

Adjusted EBITDA from continuing operations, as reported	$15,010	$25,110	$120,080	$134,920

Special items to consider in evaluating quality of earnings:
Advisory services agreement termination fee	$—	$—	$(10,000)	$—
Costs for early termination of operating leases	—	—	(4,230)	—
Huntsville facility closure costs	(5,620)	—	(5,620)	—
Settlement of Canadian benefit plan liability	(3,870)	—	(3,870)	—

Total Special Items	$(9,490)	$—	$(23,720)	$—

Impact of businesses discontinued in Fourth Quarter 2007 (excluding $2.3 million gain on sale)	$1,880	$590	$6,430	$2,820

(1) Information is unaudited.